Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:
Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Announces Campaign Suspension by Client AT&T

IRVING, TEXAS — June 30, 2004 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, announced today that its client AT&T was scaling back its outbound acquisition activities as of August 1, 2004, currently valued at approximately 20% of Aegis revenues.  These activities represented some of Aegis’s higher margin business.  Due to recent regulatory actions, AT&T has been forced to scale back its residential customer acquisition efforts.

Aegis has not yet assessed the full impact of these developments, but currently intends to reduce headcount and other expenses as well as seek new business in an attempt to offset the revenue loss associated with the AT&T account.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing over 4,600 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements.  The Company does not intend to update any of those forward–looking statements.